Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Passage BIO, Inc. (the “Company”), and Stephen Squinto, Ph.D. (the “Consultant”) (collectively, the “Parties”) and will become effective on January 31, 2020 (the “Effective Date”). This Agreement replaces and supersedes any written or unwritten agreement or understanding between the Parties regarding the subject matter hereof, including the Employment Agreement (defined below).

WHEREAS, the Company and the Consultant previously entered into an employment agreement, dated as of September 18, 2018, and subsequently amended on November 30, 2018 (the “Employment Agreement”).

WHEREAS, Consultant currently serves on the Company’s Board of Directors the “Board”).

WHEREAS, the Parties desire to replace and supersede the Employment Agreement in its entirety, and for the Consultant to perform consulting services for the Company, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree upon the following terms and conditions of the Consultant’ s service with the Company.

The Company and the Consultant agree as follows:

1.                                      Definitions. The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1.

“Annual Fee” means the annual fee payable to the Consultant, initially in the amount of $225,000, effective April 1, 2020, and as may be changed from time to time.  Prior to April 1, 2020, Consultant’s annual fee will be $309,000.

“Change of Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity (other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own more than fifty percent (50%) of the total voting power of the then-outstanding securities in the Company) either directly or indirectly becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each cases (i)-(iii) of this definition, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflict of Interest” has the meaning set forth in Section 5.3.

“Omnibus Plan” means the Company’s shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance-based compensation plans and any other similar plans, as such may be in effect from time to time.

2.                                      Services; Term.

2.1                               Performance of Services. The Consultant shall serve as Acting Head of Research and Development of the Company. The Consultant will perform such services, and have such duties and responsibilities, that are customary for the Consultant’s position and shall initially report to the Chief Executive Officer. The Consultant agrees to commit at least twelve (12) hours of service per week to the Company.  Consultant’s Annual Fee will not fluctuate according to the quantity of work performed.

2.2                               Term.  This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect until Company’s second annual meeting of stockholders held following the Effective Date, provided, that unless either party provides notice of non-renewal within 30 days prior to the last day of each calendar year (or otherwise terminates as set forth below) the Agreement will automatically renew each year for an additional calendar year.  Either Party may terminate this Agreement if the other Party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching Party.  The Parties hereto may terminate this Agreement with not less than 14 days’ advance written notice to the other Party prior to termination.

3.                                      Compensation Location.

3.1                               Annual Fee. The Annual Fee will be payable in arrears on a quarterly basis .

3.2                               Incentive Compensation. The Consultant’s eligibility for cash incentive compensation will be at the Board’s discretion.

3.3                               General Business Expenses. The Company shall pay or reimburse the Consultant for all business expenses reasonably and necessarily incurred by the Consultant in the performance of the Consultant’s duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

3.4                               Company Policies. The Consultant understands and agrees to abide by the Company’s insider trading policy, code of conduct and ethics, related transaction policy, and any other policies and programs adopted by the Company regulating the behavior of its employees and other service providers, as such policies and programs may be amended from time to time.

4.                                      Relationship of Parties.

4.1                               Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise. Consultant will perform the Services under the general direction of the Company, but the Consultant will determine, in the Consultant’s sole discretion, the manner and means by which the services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law. Company has no right or authority to control the manner or means by which the services are accomplished.

4.2                               Taxes; No Entitlement to Benefits. The Consultant will report as income all compensation received by the Consultant pursuant to this Agreement. The Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any failure by the Consultant to report income received from the Company.  The Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by the Company pertaining to any insurance or similar benefits for Company’s employees.

5.                                      Protection of Company Trade Secrets and Proprietary Information.

5.1                               EIACNA. Previously as an employee of the Company and continuing as a consultant, the Consultant has had and will continue to have access to certain confidential information of the Company and the Consultant may, during the course of the Consultant’s employment or other service, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, the Consultant must abide by the Company’s standard Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (the “EIACNA”) previously entered into between the Consultant and the Company.

5.2                               No Breach of Obligations to Prior Employers. The Company hereby directs the Consultant not to bring with the Consultant any confidential or proprietary material of any former employer or to violate any other obligations the Consultant may have to any former employer. The Consultant represents that by signing this Agreement and the Company’s EIACNA that the Consultant’s commencement of employment or other service and continued employment or other service with the Company will not knowingly violate any agreement currently in place between the Consultant and current or past employers or service recipients.

5.3                               Conflicts of Interest. The Consultant agrees that during the Consultant’s employment or other service with the Company the Consultant will not engage, either directly or indirectly, in any activity which is competitive with the Company or which might adversely affect the Company or its affiliates (a “Conflict of Interest”).  The Consultant further agrees to disclose to the Company any other facts of which the Consultant becomes aware which might in the Consultant’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.  The Consultant hereby confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties to the Company.  Notwithstanding the foregoing, Consultant may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies as set forth in Schedule A, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of Consultant’s duties to the Company.  Consultant hereby agrees to obtain the Board’s prior consent prior to serving as an officer, director, employee, partner, joint venture, associate, representative, advisor or consultant of any other person, corporation, firm, partnership or other entity, other than as set forth in Schedule A.

6.                                      Equity Awards.

6.1                               In the event of the earlier to occur of (i) the Consultant’s continued service on the Board through the Company’s second annual meeting of stockholders held following the Effective Date and (ii) a Change of Control, then subject to the Consultant’s satisfaction of the Acceleration Conditions (defined below), each of the Consultant’s then-outstanding unvested options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Consultant, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Equity Awards”) shall accelerate and become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse, effective as of the date of such termination of service; provided, however, that the grant agreement for the purpose of any Equity Award that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Consultant’s employment or other service with the Company (the “Performance-Based Awards”) may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

6.2                               The Consultant will be entitled to receive the acceleration benefits referenced in Section 6.1 provided the Consultant has satisfied the following “Acceleration Conditions”: (1) the Consultant has materially complied with the Consultant’s obligations under the EIACNA and continues to materially comply with such obligations; and (2) the Consultant has executed a general release of all known and unknown claims that the Consultant may have against the Company or persons affiliated with the Company on the Company’s standard form approved by the Company (the “Release”) and the Release becomes effective and irrevocable within forty-five (45) days following the event triggering the acceleration benefits.

6.3                               Notwithstanding anything to the contrary and for the avoidance of doubt, each of Consultant’s stock options that are outstanding as of the IPO Date will be eligible to vest based on either Consultant’s continued service to the Company, including as a member of the Board.

7.                                      Tax Matters.

7.1                               Withholding, Taxes, Deductions. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law as referenced in this Agreement.

7.2                               Code Section 409A. The following provisions shall apply in connection with compliance with Code Section 409A:

(a)                                 The intent of the Parties is that payments and benefits under the Agreement that are not exempt from Section 409A of the Code shall be in compliance with Code Section 409A (and regulations and guidance promulgated by the IRS and/or Treasury related to Code Section 409A) (together “Code Section 409A”) to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

(b)                                 All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Consultant, to the extent such payments or benefits are subject to Code Section 409A, shall be made or provided in accordance with the requirements of Section 409A of the Code and specifically, consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

7.3                               Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Consultant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Consultant has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Consultant from the Company and its affiliates will be one dollar ($1.00) less than three times the Consultant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Consultant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Consultant (taking into account any applicable excise tax under Section 4999 of the

Code and any other applicable taxes, and as determined by the Company and its advisors in their sole discretion). Nothing in this Section 6.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Consultant’s excise tax liabilities under Section 4999 of the Code.

8.                                      Indemnification. The Company will agree to indemnify the Consultant with respect to activities in connection with the Consultant’s service hereunder on the terms and conditions set forth in its standard Indemnification Agreement for officers and directors, that has been entered into between the Consultant and the Company, or will be entered into upon or shortly following the execution of this Agreement.

9.                                      Miscellaneous.

9.1                               No Right to Continued Service.  Service with the Company is for no specific period of time and, at all times, is “at will” in nature, which means the service relationship can be terminated by either of the Consultant or the Company for any reason, at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) are superseded by this Agreement. Further, the Consultant’s participation in any stock option or benefit program is not to be regarded as assuring the Consultant of continuing employment or other service for any particular period of time.

9.2                               Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered via email, as follows:

if to the Company, to: the Chief Executive Officer

if to the Consultant, to: Stephen Squinto, at his email address on file with the Company

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3                               Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements, including the Employment Agreement, and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4                               Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof).

9.6                               Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Consultant and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates; provided, however, that this

Agreement shall inure to the benefit of and may be enforced by the Consultant’s heirs and legal representatives.

9.7                               Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8                               Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9                               No Presumption against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore no provision of this Agreement shall be construed against any party as being drafted by said party.

9.10                        No Duty to Mitigate. The Consultant shall not be required to mitigate damages with respect to the termination of the Consultant’s service under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due to the Consultant under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to the Consultant under this Agreement shall not be offset by any claims the Company may have against the Consultant, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Consultant or others.

9.11                        Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, the Consultant and the Company agree to promptly negotiate in good faith to resolve such dispute.  If the dispute cannot be settled by the parties through negotiation, the Consultant and the Company agree to try in good faith to settle the dispute by mediation under the then-current employment mediation rules of the American Arbitration Association (the “AAA”) before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any Arbitrable Claims (as defined herein) shall be resolved by binding arbitration before one (1) arbitrator in accordance with the AAA’s then-current rules for the resolution of employment disputes (currently the Employment Arbitration Rules and Mediation Procedures, which may be accessed at https://www.adr.org/sites/default/files/EmploymentRules_Web2119.pdf). The arbitration shall be held in Philadelphia County, Pennsylvania, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. “Arbitrable Claims” refers to any claim controversy or dispute arising out of or relating to the Consultant’s employment or other service with the Company and the termination thereof, including, but not limited to, claims arising from or related to this Agreement or the breach thereof, or claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state, or local ordinance, statute, regulation or constitutional provision. Notwithstanding the foregoing provisions of this Section 9.11, either party may seek injunctive relief from a court of competent jurisdiction located in Philadelphia County, Pennsylvania, in the event of a breach or threatened breach of any covenant contained in the EIACNA.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

EMPLOYEE:		COMPANY:

Passage BIO, Inc.

/s/ Stephen Squinto		By:	/s/ Jill Quigley
Stephen Squinto, Ph.D.		Name: Jill Quigley
Title: Chief Operating Officer

Date:	January 31, 2020	Date:	January 31, 2020

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

Schedule A

Board:	SpringWorks Therapeutics LLC

Activities:	Venture Partner at OrbiMed Advisors LLC
Acting Head of Research and Development, SpringWorks Therapeutics Operating Company, PBC